UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 11, 2004

PROLONG INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-14123	74-2234246
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Thomas, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 587-2700

Not applicable

(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

On August 11, 2004, the Prolong International Corporation (the “Company”) amended the Securities Purchase Agreement (the “Agreement”) originally entered into on November 24, 2003 with certain institutional investors (the “Investors”). Under the terms of the amendment (the “Amendment”), the Company obtained a loan in the aggregate principal amount of Two Hundred Fifty Thousand Dollars ($250,000) from the Investors pursuant to secured promissory notes, which bear interest at 8% per annum and are due and payable on November 24, 2008.

Additionally, the Amendment provides that the Company will remit to the Investors, on a pro-rata basis, fifty percent of the of the proceeds in excess of the Company’s cost basis which are received by the Company from sales of its holdings of common stock and warrants to purchase common stock of Oryxe Energy International, Inc. (“Oryxe”), immediately upon such sale. Additionally, the Company agreed to remit to the Investors fifty percent of the proceeds from the sale or license of the Company’s license and development rights with Oryxe for certain Oryxe technology and to pay to Investors a portion of the net revenues received from sales of products that incorporate technology or other rights covered by a license agreement with Oryxe.

Lastly, the Amendment provides that (i) the applicability of financial covenants in the Agreement shall be postponed until after December 31, 2005, (ii) the schedule of interest payments under the secured promissory notes issued pursuant to the Agreement shall be adjusted, (iii) the payment of royalty payments under the Agreement shall be postponed until March 31, 2005 and (iv) the warrants issued pursuant to the Agreement shall only become exercisable for an additional ten percent of the Company’s outstanding shares of common stock upon a payment default by the Company.

The foregoing description of the Amendment does not purport to be complete and is only a summary of the principal terms thereof. The Amendment is attached hereto as Exhibit 10.39.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibit is filed as part of this report:

Exhibit Number	Description

10.39.1	Amendment to Securities Purchase Agreement, dated August 11, 2004, by and among Prolong International Corporation, Prolong Super Lubricants, Inc., Prolong International Holdings Ltd., Prolong International Ltd. and the investors named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLONG INTERNATIONAL CORPORATION

August 20, 2004	/s/ Nicolaas Rosier
Nicolaas Rosier, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.39.1	Amendment to Securities Purchase Agreement, dated August 11, 2004, by and among Prolong International Corporation, Prolong Super Lubricants, Inc., Prolong International Holdings Ltd., Prolong International Ltd. and the investors named therein.